UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 28, 2010

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 28, 2010, pursuant to a Stipulation and Consent to the Issuance of a Consent Order, FSGBank, N.A. (the “Bank”), the Company’s wholly-owned subsidiary, consented and agreed to the issuance of a Consent Order (the “Order”) by the Office of the Comptroller of the Currency (the “OCC”), the Bank’s primary regulator.

In the negotiated Order, the Bank and the OCC agreed as to areas of the Bank’s operations that warrant improvement and a plan for making those improvements. The Order imposes no fines or penalties on the Bank. The Bank’s customer deposits remain fully insured by the FDIC to the maximum extent allowed by law; the Order does not impact this coverage in any manner. The Order is the result of a series of informal discussions between the Bank and the OCC since the completion of the OCC’s most recent regularly scheduled on-site examination of the Bank last fall. Since the completion of that on-site examination, the Bank and the Board of Directors have aggressively taken steps to improve the condition of the Bank, and accordingly believe the Bank has already completed many of the actions required by the Order.

Pursuant to the Order, the Bank is required to appoint a compliance committee to oversee the Bank’s compliance with the Order within 15 days. In anticipation of the Order, the Bank’s Board of Directors formed a compliance committee last fall. The committee currently consists of the Bank’s independent directors; Randall L. Gibson, Carol H. Jackson, Ralph L. Kendall and D. Ray Marler.

Within 90 days from the effective date of the Order, the Bank is required to develop and submit to the OCC for review a written strategic plan covering at least a three-year period. The strategic plan is required to, among other things, include objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, and reduction in the volume of nonperforming assets, together with strategies to achieve these objectives. While the Bank has historically prepared and operated under an internally generated strategic plan, a practice the Order would permit to continue, the Bank anticipates hiring a consultant to assist in developing a revised strategic plan focused on the current economic environment and how to best position the Bank to take advantage of opportunities as the economy recovers.

Within 120 days from the effective date of the Order, the Bank is required to achieve and thereafter maintain total capital at least equal to 13 percent of risk-weighted assets and Tier 1 capital at least equal to 9 percent of adjusted total assets. Within 90 days from the effective date of the Order, the Bank is required to develop and submit to the OCC for review a written capital plan covering at least a three-year period. The capital plan shall, among other things, include specific plans for maintaining adequate capital and a discussion of the sources and timing of additional capital and contingency plans for alternative sources of capital. As of March 31, 2010, the Bank’s total risk-based capital ratio was approximately 13.76 percent and its leverage ratio was approximately 8.95 percent. As of March 31, 2010, the Bank had excess capital of approximately $7.4 million above the Order’s total risk-based capital ratio and a capital shortfall of approximately $625 thousand compared to the Order’s leverage ratio. The Bank’s leverage ratio declined from 9.65 percent as of December 31, 2009, primarily due to the increase in interest-bearing cash held at the Federal Reserve Bank of Atlanta that was associated with the issuance of additional long-term brokered deposits. Accordingly, compliance with the leverage ratio could also be obtained by reducing the Bank’s average assets by $6.5 million. The Company is considering a variety of strategic alternatives intended to achieve and maintain the prescribed capital ratios.

Within 90 days from the effective date of the Order, the Bank’s Board of Directors is required to prepare a written assessment of the capabilities of the Bank’s executive officers to perform present and anticipated duties, including the execution of the strategic plan. Although not required by the Order, the Board anticipates engaging a third-party to assist with this management evaluation. If any changes are deemed necessary by the Board, the OCC shall have the power to disapprove the appointment of a new proposed executive officer. The Order also requires annual written performance appraisals for each Bank executive officer.

Within 60 days from the effective date of the Order, the Bank is required to review and revise its existing credit policy to improve the Bank’s loan portfolio management, as well as the Bank’s policies related to leasing, retail credit, and collateral exceptions. Over the past six months, the Bank has undertaken a number of strategic initiatives to improve its credit policies and practices, including the centralization of loan underwriting, documentation preparation and collection processes. We believe this centralization will improve consistency, increase quality and provide higher levels of operational efficiencies. Accordingly, we believe collectively these requirements of the Order, and the related strategic initiatives we are implementing, will assist in reducing current and future non-performing assets, and generally improve the Bank’s financial condition, operations and results.

Within 90 days of the effective date of the Order, the Bank is required to review and revise its independent and on-going loan review program. The Bank has an internal loan review department, and has recently increased the loan review staff by two employees. Additionally, the Bank anticipates maintaining an elevated annual loan review scope by supplementing the internal loan review department with third-party assistance. In the fourth quarter of 2009, we engaged an independent consulting firm to conduct an additional review of our loan portfolio. The primary purpose of the loan review was to evaluate individual credits for compliance with credit and underwriting standards, and to assess the potential impairment of certain credits in which we might experience additional risk of loss. The consultants reviewed over 50% of the entire loan portfolio. Combining this additional evaluation with existing loan review processes, approximately 71% of the entire loan portfolio was reviewed in the last few months of the year. The efforts of these combined loan reviews included approximately 85% of commercial real estate loans and 95% of construction and development loans. The results of these reviews were reflected in the year-end financial statements. Accordingly, we believe this requirement in the Order will have little impact on the Bank’s operations. Ongoing reviews may, however, continue to result in positive or negative changes to certain loan classifications.

The Bank will also be required to review and revise its program for the Allowance for Loan and Lease Losses (“ALLL”). The Board of Directors shall quarterly review the adequacy of the ALLL, and any deficiency shall be remedied in the calendar quarter it is discovered. The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the OCC as determined at subsequent examinations and/or visitations. The Bank has always endeavored to maintain a fully funded, adequate ALLL. The Bank believes its ALLL has always been accurately calculated in accordance with generally accepted accounting principles and regulatory guidance and, as of March 31, 2010, reflects the known risks in the loan portfolio.

Within 90 days of the effective date of the Order, the Bank is required to review and revise its existing program to protect the Bank’s interest in criticized assets. The program shall include the development of criticized asset reports for all credit relationships totaling $500,000 or more and criticized as “doubtful” or “substandard” and for all credit relationships totaling $1,000,000 or more and criticized as “special mention.” Beginning with the effective date of the Order, the Bank may not extend any credit to, or for the benefit of, any borrower who has a loan that is criticized as “doubtful,” “substandard” or “special mention,” unless the Bank documents that such extension of credit is in the Bank’s best interest. The Bank recently implemented more stringent approval processes for its criticized loan portfolio and will continue to make enhancements to the credit policy to ensure full compliance with the Order.

Within 90 days of the effective date of the Order, the Bank shall review and revise the Bank’s existing written concentration management program, and adopt plans to reduce the risk of exposure to any concentration deemed imprudent. As of March 31, 2010, the Bank’s ratio of commercial real estate loans to total risk based capital was 195 percent and in compliance with the regulatory guidelines. From March 31, 2009 to March 31, 2010, the Bank reduced its exposure to high-risk land acquisition, development, and construction loans by $41.5 million, or 21.3 percent. The Bank reduced its land acquisition, development, and construction concentration ratio from approximately 158 percent as of March 31, 2009 to approximately 94 percent as of March 31, 2010, in line with regulatory guidance. Management intends to continue to focus on monitoring its credit concentrations and enhance the Bank’s commercial real estate risk management processes to ensure full compliance with regulatory requirements.

Within 60 days of the effective date of the Order, the Bank must review and revise its comprehensive liquidity risk management program, including the preparation of periodic liquidity reports and a contingency funding plan. The Bank has recently revised such policies and is refining its practices and procedures in these areas. The Bank expects that these actions will improve the Bank’s liquidity, contingency funding and funds management practices.

The Order will remain in effect and enforceable until it is modified, terminated, suspended or set aside by the OCC.

The foregoing description of the Order is qualified in its entirety by reference thereto, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. The Stipulation and Consent to the Issuance of a Consent Order is also attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Because the Order establishes specific capital amounts to be maintained by the Bank, the Bank may not be considered better than “adequately capitalized” for capital adequacy purposes, even if the Bank exceeds the levels of capital set forth in the Order.

As an adequately capitalized institution, the Bank may not accept, renew or roll over brokered deposits without prior approval of the FDIC. As of March 31, 2010, 29.4 percent of the Bank’s deposits were brokered deposits. As of March 31, 2010, brokered deposits maturing in the next 24 months totaled $116.2 million. Funding sources for the maturing brokered deposits include, among other sources: over $200 million in an interest bearing cash account at the Federal Reserve Bank of Atlanta; the growth of core deposits from current and new retail and commercial customers; scheduled repayments on existing loans; and the possible pledge or sale of investment securities. As an adequately capitalized institution, the Bank also may not pay interest on deposits that are more than 75 basis points above the rate applicable to the applicable market of the Bank as determined by the FDIC. In anticipation of the Order, the Bank adjusted its pricing to comply with the rate caps, and has not seen a significant reduction in deposits as a result.

The Bank is committed to complying with the terms of the Order, and has already addressed, or taken steps to address, many of the requirements of the Order and continues to develop a comprehensive plan to achieve full compliance. The Bank will report to the OCC monthly regarding its progress in complying with the provisions included in the Order. Compliance with the terms of the Order will be an ongoing priority for the Board of Directors and management of the Bank.

Forward-Looking Statements

This Form 8-K contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1993) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.

Item 7.01.	Regulation FD Disclosure.

A copy of First Security’s press release announcing the issuance of the Order described in Item 1.01 is attached as Exhibit 99.1. The publication date of the press release is April 29, 2010.

Item 8.01.	Other Events.

On April 28, 2010, Philip B. Beaudette was appointed as Executive Vice President and Chief Credit Officer, pending regulatory non-objection. Mr. Beaudette has more than 25 years of experience in the financial institutions industry, and brings extensive experience in special assets and commercial credit administration. Prior to joining First Security, Mr. Beaudette assisted United Community Bank to develop a centrally organized special asset department. Previously, Mr. Beaudette enjoyed a 20-plus year career with SunTrust Bank, both in Atlanta and Chattanooga, ultimately rising to Senior Vice President and Group Manager: Commercial Real Estate Special Assets and Residential Construction Lending.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibits are being furnished with this Report:

Exhibit No.	Exhibit Description

10.1	Consent Order, dated April 28, 2010

10.2	Stipulation and Consent to the Issuance of a Consent Order, dated April 28, 2010

99.1	Press Release, dated April 29, 2010[1]

[1]	The information in the attached press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: April 29, 2010	By:	/s/ William L. Lusk, Jr.
	Name:	William L. Lusk, Jr.
	Title:	Chief Financial Officer